Exhibit 99.2


                       UNION TEXAS PETROLEUM (LETTERHEAD)
NEWS RELEASE
CONTACT: CAROL L. COX
         (713) 968-2714


               UNION TEXAS PETROLEUM'S 1996 THIRD QUARTER EARNINGS
                   PER SHARE ARE TRIPLED FROM YEAR-AGO LEVELS

     Houston, October 23, 1996 -- Union Texas Petroleum Holdings, Inc. (NYSE:UTH) today reported significantly higher results for the third quarter of 1996, with earnings of 39 cents per share compared to 13 cents per share in 1995's same period. Net income for 1996's third quarter was $34 million, up from $12 million in the same period a year ago.
     Union Texas also recorded substantially higher results for 1996's first nine months compared to a year ago, with earnings of $1.28 per share in 1996's first nine months versus 89 cents per share in 1995's same period. Net income for 1996's first nine months was $112 million, up from $79 million in 1995's corresponding period.

HIGHER OIL PRICES, INCREASED LNG SALES PRICES AND VOLUMES

     Chairman and CEO John Whitmire said that Union Texas' higher earnings for 1996's third quarter were driven primarily by higher worldwide oil prices, increased sales prices and volumes of liquefied natural gas (LNG) in Indonesia, and lower exploration expense, which were partially offset by lower U.K. North Sea oil volumes, decreased U.S. ethylene margins and costs associated with a voluntary retirement program.

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     Sales and operating revenues for 1996's third quarter totaled $227 million, up 15% from $197 million a year ago, due largely to increased oil prices and higher LNG prices and volumes.
     "During the third quarter of 1996, we benefited from a 29% rise in our worldwide oil prices over 1995's same period, averaging $19.56 per barrel in 1996's third quarter versus $15.16 per barrel a year ago. Our LNG operations in Indonesia saw a 19% gain in sales prices and a 16% increase in volumes over year-ago levels," said Whitmire. Union Texas said that its LNG sales price will average $3.72 per thousand cubic feet in October 1996. Union Texas and its co-venturers supply natural gas to the Indonesian government-owned LNG plant at Bontang Bay in East Kalimantan, which is the largest operating LNG facility in the world.
     In the U.K. North Sea, Union Texas said its oil sales volumes were down by about 20% during 1996's third quarter from year-ago levels due largely to a temporary shutdown of the Alba oil field during facilities construction and field development activity which are expected to boost Alba's production capacity from 75,000 gross barrels a day to 100,000 barrels by year-end 1996 as well as scheduled maintenance and normal production declines at the Piper field. Union Texas said production at Alba has resumed. For the full-year 1996, Union Texas expects its U.K. North Sea oil sales volumes to exceed 1995 levels.
     At Union Texas' petrochemical operations in the U.S., lower ethylene margins in 1996's third quarter versus year-ago levels were partially offset by increased ethylene sales volumes. During 1996's third quarter, Union Texas' ethylene margins

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averaged 8 cents per pound of  ethylene,  down from 14 cents a year ago,  but up from 3 cents and 6 cents in 1996's first and second quarters, respectively.
     During  1996's  third  quarter,  Union  Texas  offered a special,  one-time
voluntary   retirement  program  with  enhanced  benefits  to  certain  eligible employees who were already eligible to retire or were nearing eligibility. A total of 47 employees elected to participate in the program. In 1996's third quarter, Union Texas recorded a total of approximately $9 million in costs associated with the voluntary retirement program. Union Texas said it expects lower future operating expenses as a result of the voluntary retirement program.

INCREASED EARNINGS FOR 1996'S FIRST NINE MONTHS

     Union Texas' performance for 1996's first nine months was favorably affected by higher worldwide oil prices, increased oil and gas sales volumes in the U.K. North Sea, improved LNG sales prices and volumes in Indonesia, and lower exploration expense, which were partially offset by lower ethylene margins and costs associated with the voluntary retirement program. Union Texas' sales and operating revenues for the first nine months of 1996 totaled $709 million, up 11% from $637 million a year ago.
     "During the first nine months of 1996, Union Texas' assets have continued to perform very well and to produce strong operational and financial results," said Whitmire. "We've seen a rise in production volumes during 1996's first nine months over year-ago levels, primarily reflecting our Alba acquisition. We are well on our way to exceeding 1995's record production.

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     "We've  also  seen  several  other  positive  developments  in the past few months, including the recent announcement of plans to develop the Alpine oil field in the Western Colville area on Alaska's North Slope, in which we have a 22% working interest. Development of the Alpine field is expected to cost $700 to $800 million gross. Union Texas has been actively exploring in the Colville area for over 10 years, and we are very much looking forward to production from Alpine coming onstream in early 2000. In addition, Union Texas and our co-venturers were the high bidders on five new leases in the Colville area. In the U.K. North Sea, the development of the Britannia gas field is proceeding on schedule and under budget, with production expected to begin in late 1998. By the turn of the century, Colville and Britannia are expected to contribute approximately 25,000 net barrels of oil equivalent a day to Union Texas. This compares to our current worldwide total production of about 133,000 net barrels of oil equivalent a day," noted Whitmire.
     "In our new exploration ventures, we currently are participating in an important exploration well in Italy's Southern Apennines where we have a substantial acreage position that we are working to further increase. Union Texas also is gearing up operations for an exploration well in Eastern Indonesia which we operate and expect to begin drilling later this year. We also are firming up plans for two to three exploration wells in Tunisia, beginning in the second quarter of 1997. Two of these

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wells will  follow-up  the  offshore  Ramla well,  which was drilled in 1995 and found a large oil column but lacked adequate reservoir quality. An onshore well on the Jeffara block in Tunisia is being planned and could begin drilling in 1997. In addition, we are actively evaluating several exploration opportunities in a number of new areas worldwide which could provide enhanced value for our shareholders," said Whitmire.
     Union Texas also said it believes its common stock continues to be undervalued. During the first nine months of 1996, Union Texas repurchased a total of 1,046,700 shares of common stock under its previously-announced program to repurchase up to 2 million shares of its common stock. Union Texas has repurchased a cumulative total of 1,601,236 shares of its common stock under the stock repurchase program.
     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. Union Texas celebrated its 100th anniversary in January 1996.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.

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Comparative  financial highlights follow (amounts in millions,  except per share data):

                                                               Three Months Ended September 30,
                                                                   1996                  1995
                                                                   ----                  ----

Earnings per share . . . . . . . . . . . . . . . . . . .          $0.39                 $0.13
Net income  . . . . . . . . . . . . . . . . . . . . . . . .       $  34                 $  12
Sales and operating revenues. . . . . . . . . . .                 $ 227                 $ 197
Average common shares outstanding . . . .                          87.0                  87.8


                                                                 Nine Months Ended September 30,
                                                                   1996                  1995
                                                                   ----                  ----

Earnings per share . . . . . . . . . . . . . . . . . . .         $ 1.28                 $0.89
Net income. . . . . . . . . . . . . . . . . . . . . . . . .      $  112                 $  79
Sales and operating revenues. . . . . . . . . . .                $  709                 $ 637
Average common shares outstanding . . . .                          87.4                  87.7



Additional financial and operating information appears on the attached pages.

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                              UNION TEXAS PETROLEUM
                                FINANCIAL SUMMARY

                  (amounts in millions, except per share data)


                                              THIRD QUARTER                    FIRST NINE MONTHS
                                              -------------                     -----------------
                                           1996             1995              1996            1995
                                           ----             ----              ----            ----

Sales and operating revenues              $   227           $  197         $   709           $  637

Net income                                $    34           $   12         $   112           $   79
   Major operations (a)
      Indonesia                           $    33           $   20         $    99           $   74
      U.K. North Sea                      $    10           $    3         $    51           $   26
      Pakistan                            $    11           $    4         $    20           $   12
      Petrochemicals                      $     5           $   10         $    13           $   34

Earnings per share of
   common stock                           $   .39           $ 0.13         $  1.28           $ 0.89

Discretionary cash flow (b)               $    71           $   84         $   287           $  280
   Major operations (a)
      Indonesia                           $    47           $   34         $   139           $  119
      U.K. North Sea                      $    23           $   41         $   146           $  121
      Pakistan                            $    13           $    6         $    29           $   21
      Petrochemicals                      $    10           $   17         $    24           $   56

Average common
   shares outstanding                        87.0             87.8            87.4             87.7


See footnotes on page 10.

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                              UNION TEXAS PETROLEUM
                       (b) DISCRETIONARY CASH FLOW SUMMARY
                              (amounts in millions)

                                           THIRD QUARTER                     FIRST NINE MONTHS
                                           -------------                     -----------------
                                        1996            1995                1996           1995
                                        ----         -------                ----        -------

Net income                            $   34         $    12             $   112        $    79

Less:   Equity partnership
        Income                        $    8         $     6             $    22        $    17

Add:    DD&A                          $   49         $    52             $   152        $   136
        Deferred taxes                $  (24)        $    (4)            $   (23)       $    (7)
        Exploration expenses          $    9         $    22             $    33        $    60
        Unimar equity DCF (c)         $   11         $     8             $    35        $    29

Discretionary cash flow               $   71         $    84             $   287        $   280

See footnotes on page 10.


                              OPERATING SUMMARY (d)

                                                  THIRD QUARTER                  FIRST NINE MONTHS
                                                  -------------                  -----------------
                                               1996           1995              1996           1995
                                               ----           ----              ----           ----

Net crude oil sales (MBBLS/D)
   U.K. North Sea                                37             47                41             37
   Indonesia                                      6              5                 6              6
   Pakistan                                       6              6                 6              6

Average crude oil prices (per BBL)
   U.K. North Sea                            $20.11         $15.16            $18.76         $16.22
   Indonesia                                 $18.63         $16.39            $18.59         $17.19
   Pakistan                                  $17.32         $13.77            $16.58         $14.41

Net natural gas sales (MMCF/D)
   Indonesian LNG                               222            191               225            212
   U.K. North Sea                                18             18                33             29
   Pakistan                                      41             45                42             45

Average natural gas prices (per MCF)
   Indonesian LNG                           $  3.47         $ 2.92            $ 3.39         $ 3.06
   U.K. North Sea (e)                       $  2.21         $ 2.74            $ 2.39         $ 2.91
   Pakistan                                 $  2.36         $ 1.37            $ 1.64         $ 1.32

Ethylene (per LB)
   Sales price                              $   .23         $  .25            $  .21         $  .27
   Margins                                  $   .08         $  .14            $  .06         $  .16
   Sales volumes (MLBS/D) (f)                 1,385          1,180             1,381          1,271

See footnotes on page 10.
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                             UNION TEXAS PETROLEUM
                      CONSOLIDATED STATEMENT OF OPERATIONS
          (amounts in millions, except per share amounts) (unaudited)

                                                        THIRD QUARTER             FIRST NINE MONTHS
                                                        -------------             -----------------
                                                 1996         1995                1996         1995
                                                 ----         ----                ----         ----

Revenues:
   Sales and operating revenues                 $ 227        $ 197               $ 709        $ 637
   Interest income and other revenues               1          ---                   2          ---
   Net earnings of equity investee                  8            7                  22           18
                                                -----        -----               -----        -----
     Total revenues                               236          204                 733          655

Costs and other deductions:
   Product costs and operating expenses            81           72                 242          225
   Exploration expenses                             9           22                  33           60
   Depreciation, depletion and
     amortization                                  49           52                 153          137
   Selling, general and administrative
     expenses                                       6            5                  19           17
   Interest expense  (g)                            6            9                  20           19
                                               ------       ------               -----        -----
Income before income taxes                         85           44                 266          197
Income taxes                                       51           32                 154          118
                                                -----        -----                ----         ----

Net income                                     $   34       $   12               $ 112       $   79
                                               ======       ======               =====       ======

Earnings per share of common stock             $  .39       $  .13               $1.28       $  .89
                                               ======       ======               =====       ======

Dividends per share of common stock            $  .05       $  .05               $ .15       $  .15
                                               ======       ======              ======       ======

Weighted average number of shares
   outstanding                                   87.0         87.8                87.4         87.7
                                                 ====         ====                ====         ====


See footnotes on page 10.


                           SELECTED BALANCE SHEET DATA
                              (amounts in millions)


                                                     SEPTEMBER 30, 1996                DECEMBER 31, 1995
                                                     ------------------                -----------------

Total assets                                            $1,851                           $1,837
Long-term debt                                             627                              712
Shareholders' equity                                       513                              424

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                                    FOOTNOTES


(a)    Excludes corporate items and other worldwide exploration ventures.

(b) Discretionary cash flow (DCF) is net income (less equity partnership income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's Indonesian operations.

(c) Unimar equity DCF reflects the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's Indonesian operations.

(d)    Excludes the Unimar equity partnership.

(e) Excludes capacity charge of $23 million and $23 million in the first nine months of 1996 and 1995, respectively, from the North and South Sean gas fields in the U.K. North Sea.

(f) Represents Union Texas' 41.67% net interest in the jointly-owned Geismar ethylene plant in Louisiana.

(g) Interest expense is net of amounts capitalized of $7 million and $6 million in the third quarter of 1996 and 1995, respectively, and $19 million and $17 million in the first nine months of 1996 and 1995, respectively.


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